CONFIDENTIAL

                     SAN DIEGO GAS & ELECTRIC COMPANY

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                      (Restated as of August 26, 1996)


1.	Purpose and Nature of Plan; Effective Date.

	The purpose of the San Diego Gas and Electric
Company Supplemental Executive Retirement Plan ("Plan") is to provide a retirement benefit in addition to that provided under the San Diego Gas & Electric Company
Pension Plan to Officers or designated Executives of the Company.

	The Plan is unfunded. Benefits are payable only from the general assets of the Company, and not from any separate fund or trust. The Plan is exempt from the requirements of the federal Employee Retirement Income
Security Act of 1974 ("ERISA"), except for the reporting and disclosure requirements contained in Part 1 of Subtitle of Title I of ERISA.

	The Plan was effective July 15, 1981, and amended on April 24, 1985, October 20, 1986, April 28, 1987,
October 24, 1988, November 21, 1988, October 28, 1991,
May 26, 1992, May 24, 1993, November 22, 1993, and July
25, 1994.

2.	Definitions.

	a.	Board of Directors means the Board of Directors
of San Diego Gas & Electric Company.

	b.	Cause means the termination of employment by
the Company
for:

		i.	the willful and continued failure to
substantially perform assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a request for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes the Officer or Executive has not substantially performed assigned duties, or

		ii.	the willful engaging in gross misconduct
materially and demonstrably injurious to the Company. No act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

			Notwithstanding the foregoing, an Officer or Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Officer or Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board, excluding the Officer or Executive if a Board member, at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Officer or Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

	c.	Change-in-Control means (1) the dissolution or
liquidation of the Company, (2) a reorganization, merger,
or consolidation of the Company with one or more
corporations as a result of which the Company is not the surviving corporation, (3) the acquisition of beneficial ownership, directly or indirectly, of more than 25% of the voting power of the outstanding stock of the Company
by one person, group, association, corporation, or other entity, (the group) coupled with the election to the
Board of Directors of new members who were not originally nominated by the Board at the last annual meeting and who constitute a new majority of the Board or (4) upon the sale of all or substantially all the property of the
Company.  The term Change-in-Control shall not apply to
any reorganization or merger initiated voluntarily by the Company in which the Company is the surviving entity. At such time, or within three years thereafter, regardless
of whether provisions are made in connection with such transaction for the continuance of the Plan, if the
Company or surviving corporation shall terminate the
Officer's or Executive's employment for other than Cause, Retirement, Death, or Disability, or if the Officer or Executive shall terminate employment for Good Reason, then the Officer or Executive shall become eligible for
and entitled to benefits calculated under the provisions
in Section 4.a.i. with survivor benefits calculated under
the provisions of Section 4.e.i., both based upon ten
years of service and calculated without reference to the service ratio noted in Section 4.a.ii. Such benefit shall be paid by the Company to the Officer or Executive
in a lump sum, in cash, on the fifth day following the
date of termination.   Except for any limitations of
Section 280G of the Internal Revenue Code described
below, such amount will equal the Actuarial Present Value
of the benefit so determined. However, if the Officer or Executive is otherwise eligible for Early Retirement pursuant to Section 2.f.i., he or she  may, at his or her
sole discretion, elect to receive the benefit determined
above as an early retirement benefit, reduced for early commencement by the appropriate early retirement reduction factor as determined in accordance with the
Pension Plan, but without adjustment by the service ratio noted in Section 4.a.ii. Actuarial Present Value shall be determined on the basis of 7.75% interest and using
the UP-1984 Unisex Pension Mortality Table for post-retirement ages only. The Actuarial Present Value of the benefit calculated pursuant to Section 4.a.i. shall be determined as the present value of an annuity deferred to age 62 (or an immediate annuity, if the Officer or
Executive has attained a greater age on the date of determination) assuming an eligible spouse at annuity commencement as described in the following two sentences.
If the Officer or Executive is married at the time of
lump sum payment, the Actuarial Present Value shall be calculated assuming the marriage continues to retirement.
If the Officer or Executive is unmarried, the Actuarial Present Value shall be calculated assuming the presence of a spouse, three years younger than the Officer or Executive, at retirement. The Actuarial Present Value of the Offset to Retirement Benefits, pursuant to Section
4.b. shall be determined as the present value of an
annuity deferred to Normal Retirement Age under the
Pension Plan (or an immediate annuity, if the Officer or Executive has attained a greater age on the date of determination) and without reference to potential increases in such benefits pursuant to cost of living
adjustments.   However, payment pursuant to this Plan may
be limited by the Company in its good faith discretion to the extent payments hereunder constitute a parachute payment (under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")) which causes total parachute payments to the Officer or Executive to exceed
2.99 times the Participant's "annualized includable compensation for the base period" (as defined in Code
Section 280G).  The determination of any limitation of
payment hereunder shall be made by the Company, and the Company shall determine in good faith, upon consulting with the Officer or Executive, on the manner in which parachute payments under this and other plans or agreements are limited.

Notwithstanding the foregoing, in the event payments under this Plan or any other plan are adjusted because of the limits of Code Section 280G, such adjustments shall be made first with respect to payments under the San
Diego  Gas & Electric Company Executive Severance
Allowance Plan.

	d.	Company means San Diego Gas & Electric Company.

	e.	Executive means a management or highly
compensated employee of the Company (within the meaning of Section 201(2) of ERISA) who is designated by the Board of Directors, in its discretion, to be eligible to participate in the Plan.

	f.	Final Pay means the monthly base pay rate in
effect during the month immediately preceding Retirement, plus 1/12 of the average of the highest three years' gross bonus awards, not necessarily consecutive, of the person concerned.

	g.	Good Reason means termination of employment by
the Officer or Executive when one or more of the following occurs without the Officer's or Executive's express written consent within three years after a Change-in-Control:

		i.	an adverse and significant change in the
Officer's or Executive's position, duties,
responsibilities or status with the Company, or a change
in business location to a point outside the Company's
service territory, except in connection with the
termination of employment   by the Company for Cause or
Disability, or as a result of voluntary  Retirement at or
after either the Officer's or Executive's Early (i.i) or
Normal Retirement Date (i.ii.), or death, or for other
than   for Good Reason;

		ii.	a reduction by the Company in base salary
or incentive compensation opportunity;

		iii.	the taking of any action by the Company
to eliminate  benefit plans without providing substitutes
therefore, to reduce benefits thereunder or to
substantially diminish the aggregate value of incentive
awards or other fringe benefits including insurance and
an automobile   provided in accordance with the Company's
standard policy; or

		iv.	a failure by the Company to obtain from
any successor, before the succession takes place, an agreement to assume and perform this Plan.

	h.	Officer means an officer of the Company, but
not including assistant officers or assistants to officers. For example, an Assistant Secretary would not be considered as an Officer for the purposes of the Plan.

	i.	Pension Plan means the San Diego Gas & Electric
Company Pension Plan.

	j.	Retirement.

		i.	Early Retirement means retirement from
service with the Company anytime after attaining age 55 and completing 5 Years of Service, but before age 65.
Provided there shall be no reduction in the Normal
Retirement Benefit computed under Section 4.a.ii. in the case of an Officer or Executive who has attained age 62.

		ii.	Normal Retirement means retirement from
service with the Company at age 65 or, if later, upon the fifth anniversary of the date on which the Officer or Executive became eligible to participate in the Plan.

		iii.	Late Retirement means retirement from
service with the
Company after Normal Retirement.

	k.	Years of Service means Years of Service as
defined in the Pension Plan, but including for purposes of this Plan only Years of Service from date of hire to the earlier of date of death, date of Early Retirement, or attainment of age 65.

	l.	Surviving Spouse means the person legally
married to an Officer or Executive for at least one year prior to the Officer's or Executive's death.

	m.	Participant means the Officers and Executives
who have been designated by the Company to participate in the Plan.

3.	Eligibility and Participation.

	All Officers and Executives (as defined in Section
2.e) are
eligible to participate in the Plan.

4.	Benefits.

	a.	Retirement Benefits.  Subject to the further
provisions of this Section 4, Retirement Benefits will be computed and paid as follows:

		i.	Normal Retirement Benefit, as to Officers
and  Executives who are Participants in the Plan on June
30, 1994, shall be a monthly benefit equal to 6% times
Years of Service (to a maximum of 10 years) times Final
Pay.   As to Officers and Executives who become
Participants in the Plan on or after July 1, 1994, Normal
Retirement Benefit shall be a monthly benefit equal to 5% times Years of Service (to a maximum of 10 years) times
Final Pay.

		ii.	Early Retirement Benefit shall be the
Normal Retirement Benefit accrued to the date of Early
Retirement, multiplied by the ratio of the lesser of his or her Years of Service to his or her date of Early
Retirement or to age 62 over his or her Years of Service projected to age 62, and further multiplied by the appropriate early retirement reduction factor as determined in accordance with the Pension Plan.

		iii.	Late Retirement Benefit shall be the
Normal Retirement  Benefit accrued to the Normal
Retirement date (age 65) but not beyond, payable at Late Retirement. However, the Board of Directors in its sole discretion, may increase the amount of the Late
Retirement Benefit if the Officer or Executive concerned continues in the employment of the Company after age 65 at the request of the Board of Directors.

	b.	Offset to Retirement Benefits.  The retirement
benefit payments set forth in Section 4.a. shall be reduced by the amount of the retirement payments, without regard to cost of living adjustments occurring after retirement, made to the retired Officer or Executive under the
Pension Plan.

	c.	Normal Form of Retirement Benefits shall be a
monthly benefit payable for the lifetime of the Officer or Executive, with benefits payable after his or her death to a Surviving
Spouse in accordance with Section 4.e.

	d.	Optional Forms of Retirement Benefit are not
available.

	e.	Death Benefit.

		i.	As to Officers and Executives who are
Participants in  the Plan on June 30, 1994, if death
occurs before or after Retirement, a monthly lifetime
benefit shall be payable to the Surviving Spouse of the Officer or Executive, equal to 3.0% times the Officer's
or Executive's   Years of Service (to a maximum of 10
years) times Final Pay.  As to Officers and Executives
who become Participants in the Plan on or after July 1,
1994, if death occurs before or after Retirement, a
monthly lifetime benefit shall be payable to the
Surviving Spouse of the Officer or   Executive, equal to
2.5% times the Officer's or Executive's Years of  Service
(to a maximum of 10 years) times Final Pay.

		ii.	Any payments made pursuant to this
Section 4.e. shall be reduced by the amount of any benefits payable under the Pension Plan subsequent to the death of the Officer or Executive.

	f.	Termination of Service.

		No benefits will be payable under the Plan upon the termination of service of an Officer or Executive for reasons other than Death, Disability or Retirement, Change-in-Control or Good Reason under the Plan.

	g.	Disability Benefit.

		i.	As to Officers and Executives who are
Participants in the Plan on June 30, 1994, if an Officer or Executive becomes disabled, as determined by the Board of Directors, a monthly benefit shall be payable to such Officer or Executive until the earlier of recovery, death, or the later of age 65 or the fifth anniversary of the commencement of the disability, equal to 60% of Final Pay. As to Officers and Executives who become
Participants in the Plan on or after July 1, 1994, if an Officer or Executive becomes disabled, as determined by the Board of Directors, a monthly benefit shall be payable to such Officer or Executive until the earlier of recovery, death, or the later of age 65 or the fifth anniversary of the commencement of the disability, equal to 50% of Final Pay.

		ii.	Any payments made pursuant to this
Section 4.g. shall be reduced by the amount of any disability benefits payable to the Officer or Executive and his or her family under any Company-sponsored disability program or governmental disability program.

		iii.	Upon the cessation of Disability
Benefits, subsequent Retirement or Surviving Spouses' benefits shall be calculated in accordance with other
Sections of this Plan.

	h.	Adjustment of Benefits.

		Once determined, the benefits payable under the Plan may not be adjusted upward or downward (other than in accordance with the offset provisions contained in the
Plan) except by action of the Board of Directors. Any such adjustments shall be based upon, but need not be equivalent to, changes in the Consumer Price Index, All
Items, U. S. City Average, of the Bureau of Labor
Statistics of the U. S. Department of Labor. The Board of Directors reserves the right to so adjust benefits payable under the Plan at any time, whether such change occurs prior to the time an Officer or Executive retires or dies, or after the time payment of benefits commences.

	i.	Forfeiture of Benefits.

		As a condition of receiving benefits under the Plan, an Officer or Executive shall not after Retirement voluntarily appear against the Company before any judicial or administrative tribunal or legislative body, on any matter about which he or she possesses any expertise or special knowledge relative to the Company's business. Any breach of this condition will result in complete forfeiture of any further benefits under the Plan.

5.	Administration of the Plan.

	The Plan shall be administered by the Pension
Committee of the Pension Plan, subject, however, to any action taken by the Board of Directors in respect to the Plan. The Pension Committee shall have the authority to interpret the Plan, shall file with the Department of Labor and distribute to the Officers or Executives the reports and other information required by ERISA, and shall otherwise be responsible for administration of the Plan.

	The Committee (or the Board of Directors, to the
extent provided  in the Plan) shall have the exclusive
right and full discretion to interpret the Plan and to
decide any and all matters arising hereunder (including
the right to remedy possible ambiguities, inconsistencies
or omissions), to make, amend and rescind such rules as
it deems necessary for the proper  administration of the
Plan and to make all other determinations necessary or
advisable for the administration of the Plan, including
determinations regarding eligibility for benefits under
the Plan and determinations   of the amount of benefits
payable under the Plan. All interpretations of the Committee or the Board of Directors with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.

	No member of the Committee shall vote on any matter affecting such member.

6.	Amendment and Termination of the Plan.

	The Board of Directors may amend or terminate the Plan at any time except that no such amendment or termination may occur as a result of a Change-in-Control, within three years after a Change-in-Control, or as a part of any plan to effect a Change-in-Control. However, no such amendment or termination shall apply to any person who has then qualified for or is receiving benefits under the Plan.

7.	Claims Procedure.

	The committee (and the Board of Directors, on the appeal of the denial of a claim) has full discretion and the exclusive right to determine eligibility for benefits under the Plan. The Committee's decision on a claim for benefits is final and binding on all persons, except as to an appeal of the Committee's denial of a claim to the Board of Directors. The Board of Directors' decision on an appeal of the Committee's denial of a claim for benefits is final and binding on all persons.

	Any person who believes that benefits have been denied under the Plan to which he or she believes he or she is entitled may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for the claim of entitlement to such benefit. The Committee shall determine the validity of such claim and notify the claimant of the Committee's determination by first class mail within 90 days of the receipt of the written claim.
In the case of a denial of claim, the notice shall set forth in understandable language;

	a.	The specific reason for the denial;

	b.	Specific references to pertinent Plan
provisions on which
the denial is based;

	c.	A description of any additional material or
information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

	d.	An explanation of the Plan's claim review
procedure.

	Within 60 days of the receipt of a denial of his or her claim, the claimant, or an authorized representative may file a written request for a full review by the Board of Directors of the claim for benefits. The Board of Directors shall fully review the claim for benefits and the prior denial of the claim and shall provide an opportunity for the claimant, or an authorized representative to review pertinent documents and submit issues and comments in writing. A decision upon review of the claim shall be made by the Board of Directors within 60 days of receipt of the request for review. The decision on review shall be in writing, and in understandable language, shall state the specific reasons for the decision, and shall include specific references to the pertinent Plan provisions on which the decision is based. The decision of the Board of Directors after review shall be final and conclusive on all persons.

8.	Miscellaneous.

	a.	This Plan is "unfunded" and "maintained
primarily for the  purpose of providing deferred
compensation to a select group of management or highly
compensated employees" pursuant to Section 401(a)(1) of
ERISA.  Nothing contained in this Plan and no action
taken pursuant to the provisions of this Plan shall
create or be construed to create a trust of any kind or
a fiduciary relationship between the Company and an
Officer, Executive,  Surviving Spouse, or any other
person.  To the extent that any person acquires a right
to receive payments from the Company under this Plan,
such right shall be no greater than the right of any
unsecured general creditor of the Company.  Title to and
beneficial ownership of any asset, whether case or
investments, which the Company may earmark to pay the
deferred compensation hereunder shall   at all times
remain assets of the Company, and neither an Executive, Officer, or Surviving Spouse nor any other person shall, under this Plan, have any property interest whatsoever in any specific assets in the Company.

	b.	If any provision in the Plan is held by a court
of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

	c.	The Committee shall not recognize any transfer,
mortgage, pledge, hypothecation, order or assignment by any Officer, Executive or Surviving Spouse of all or part of his or her interest hereunder, and such interest shall not be subject in any manner to transfer by operation of law, and shall be exempt from the claims of creditors or other claimants from all orders, decrees, levies, garnishment and/or executions and other legal or equitable process or proceedings against such Officer, Executive or Surviving Spouse to the fullest extent which may be permitted by law;

	d.	The Plan shall be construed in accordance with
ERISA and, to
the extent not preempted by ERISA, the laws of the State of California.



9.	Offset for Certain Benefits Payable Under Split-
Dollar Life
Insurance Agreements.

	a.	Offset Value

	Some of the Participants under this Plan own life
insurance  policies (the "Policies") purchased on their
behalf by the Company.  The ownership of these Policies
by each Participant is, however, subject to certain
conditions (set forth in a "Split-Dollar Insurance
Agreement"   between the Participant and the Company)
and, if the Participant fails  to meet the conditions set
forth in the Split-Dollar Life Insurance Agreement, the
Participant may lost certain rights under the Policy.  In
the event that a Participant satisfies the conditions
specified in Section 4 or 5 of the   Split-Dollar Life
Insurance Agreement, so that the Participant or his or
her beneficiary becomes entitled to benefits under one of
those sections, the value of those benefits shall
constitute an offset to any benefits otherwise payable
under this Plan.  As the case may be, this offset (the
"Offset Value") shall be calculated by determining the
value of benefits paid or payable under the Split-Dollar
Life Insurance Agreement, that is, the cash value of the
Policy, or in the case of the Participant's death, the
death benefits payable to the beneficiary under the
Policy.  At the time when the Participant terminates
employment, the Actuarial Equivalent (as defined in
paragraph   9.d) of the Offset Value shall be compared to
the Actuarial Equivalent  (as defined in paragraph 9.d)
of the benefits payable under this Plan (the "Plan
Value"), and the Plan Value shall be reduced by the
Actuarial Equivalent of the Offset Value.  The Plan Value
shall be calculated by assuming that the Participant or
beneficiary immediately commences the receipt of benefits
upon   termination of employment.

	b.	Manner and Calculation of Payment.

		i.	At the time when the Participant
terminates  employment, if the Plan Value exceeds the
Actuarial Equivalent (as defined in paragraph 9.d) of the
Offset Value, the excess of the Plan Value over the
Actuarial Equivalent of the Offset Value shall be paid to
the Participant or   beneficiary in the manner provided
under this Plan; provided that, if the excess of the Plan Value over the Actuarial Equivalent of the Offset
Value is less than $10,000, such excess shall be paid to the Participant or beneficiary at that time in a cash lump sum.

		ii.	Notwithstanding anything contained herein
to the contrary, to avoid any loss of benefits from the use of a mortality assumption of age 80 in the definition of Actuarial Equivalent in paragraph 9.d, if the Participant or Surviving Spouse survives past his or her 80th birthday, benefits shall be payable to him or her in the manner and amount provided under this Plan as if the offset provisions of this paragraph 9 had not been included in the Plan document.

	c.	Payment of Certain Benefits.

	If the Policy described in paragraph 9.a insures the life of an individual other than the Participant (the "Insured Party"), and if such Insured Party dies prior to the Participant's becoming eligible for benefits under the Plan, and if the Participant or the Participant's
beneficiary   subsequently becomes eligible for benefits
hereunder, the Plan Value (as defined in paragraph 9.a) shall be offset by the Actuarial Equivalent (as defined in paragraph 9.d) of the death benefit previously paid to the Participant or the Participant's beneficiary pursuant
to the Split-Dollar Life   Insurance Agreement.  If the
Plan Value exceeds the Actuarial Equivalent of the death benefit previously paid to the Participant or the Participant's beneficiary, such excess shall thereupon be paid in the manner provided under this Plan; provided that, if the remaining amount of the Plan Value is less than $10,000, such amount shall be paid to the Participant or beneficiary at that time in a cash lump sum. Paragraph 9.b.ii shall also apply.

	d.	Actuarial Equivalent.

	For purposes of this paragraph 9, the Actuarial
Equivalent shall  mean a benefit in the form of a lump
sum payment which has the equivalent value computed using
the interest rate as defined in paragraph 9.e.,
compounded annually, and assuming that the Participant
and Surviving Spouse   each die on his or her 80th
birthday and, in the case of the Plan Value, computed without reference to any potential increases in the benefit pursuant to cost of living adjustments; provided, however, that, in the case of a benefit payable pursuant to paragraph 2.c hereof, the Actuarial Equivalent shall be the lump sum amount determined under paragraph 2.c.

	e.	Interest Rate.

	For purposes of this paragraph 9, the interest rate shall be fixed by the Executive Compensation Committee effective on the date the Participant or his or her beneficiary becomes entitled to benefits under the Split-
Dollar Life Insurance Agreement.